UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): June 30, 2014

CARBON NATURAL GAS COMPANY
(Exact name of registrant as specified in charter)

Delaware	000-02040	26-0818050
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 1170, Denver, Colorado	80290
(Address of principal executive offices)	(Zip code)

(720) 407-7043
(Registrant's telephone number including area code)

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 30, 2014, the Board of Directors (the “Board”) of Carbon Natural Gas Company (“Carbon”) finalized the awards of performance units under Carbon’s 2011 Stock Incentive Plan (the “Plan”) to certain of Carbon’s employees, including the Chief Executive Officer, the President and the Chief Financial Officer.  The awards were granted pursuant to performance unit award agreements to be entered into by and between Carbon and each officer, in accordance with the Plan.

Under the performance unit award agreements, each performance unit represents a contractual right to receive one share of Carbon’s common stock; provided that the actual number of shares that may be deliverable under an award will range from 0% to 125% of the number of performance units identified in the award (the “Performance Units”), depending on Carbon’s relative performance with respect to three performance objectives in comparison to the peer companies as set forth in the form of award agreement during the performance period, which commenced April 1, 2014 and will end March 31, 2017.  The performance objectives are (1) change in net asset value per fully-diluted outstanding share, (2) change in net production per fully-diluted outstanding share and (3) change in EBITDA per fully-diluted outstanding share.  Each of the performance objectives is weighted evenly (33 1/3%) and Carbon’s overall ranking among the peer companies is determined by adding together its weighted ranking in each of the three performance objectives and determining where it falls relative to the peer companies.

The form of performance unit award agreement will provide for a method of determining the number of performance units to be received upon the occurrence of certain triggering events, such as a change in control of Carbon as well as the involuntary termination, death or disability of the officer.

The performance unit awards referenced above relate to a performance period beginning on April 1, 2014, and ending March 31, 2017, and include awards of 400,000 Performance Units to Patrick R. McDonald; 250,000 Performance Units to Mark D. Pierce; and 250,000 Performance Units to Kevin D. Struzeski.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

CARBON NATURAL GAS COMPANY

/s/ Patrick R. McDonald
Patrick R. McDonald, CEO
Dated: July 3, 2014

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